Exhibit (d)(1)

GP Nurmenkari, Inc.
22 Elizabeth Street

STE 1J

Norwalk, CT 06854

TEL: 212-447-5550
Member: FINRA & SIPC

PLACEMENT AGENCY AGREEMENT

December 4, 2018

J. Barclay Knapp, CEO and Co-Founder

Iota Communications, Inc.

540 Union Square

New Hope, PA 18938

Re:      Private placement offering of Investment Contracts

Dear Mr. Knapp:

We understand that Iota Communications, Inc. (the “Company” or “Iota”), organized under the laws of the State of Delaware, is currently conducting the following exchange offer (the “Offering”) to the holders of up to 18,281,494 of that certain class of warrants, each to purchase one share of common stock, with an exercise price of $0.3753 per share and each issued in September 2018 in exchange for warrants issued by the Company between March 2018 and July 2018 to individuals and entities in connection with such individuals and entities purchasing certain wireless spectrum services from us between March 2018 and July 2018 (the “Warrants”): exercising such Warrants for the cash exercise price of $0.3753 per share, Iota will: (i) issue up to 21,937,793 shares of common stock (the “Common Stock”) (the holders will receive up to an extra 3,656,299 shares (a 20% bonus) as part of the offer in addition to the up to 18,281,494 shares to which they are entitled pursuant to the warrant exercise); and (ii) provide services to the holders such that the holders will receive, within twelve (12) months of the expiration date of this tender offer, 1.1373 megahertz pops (“MHz POPs”) (the number of megahertz of wireless spectrum covered by a Federal Communications Commission (“FCC”) license multiplied by the population in the geographic area covered by such FCC license) for each Warrant exercised.

The Company is conducting the Offering pursuant to the Offer to Exercise and Exchange (the “Offer to Exercise and Exchange”) and in the related Letter to Holders of Warrants (the “Letter”), which, as amended or supplemented from time to time, together constitute the offer (the “Offer”). The Company is filing a Schedule TO to satisfy the reporting requirements of Rule 13e-4(c)(2) under the 1934 Exchange Act, as amended.

We understand that the Company desires to employ GP Nurmenkari, Inc. (the “Placement Agent”) as its exclusive placement agent for the Offering subject to all of the terms and conditions of this Placement Agency Agreement (this “Agreement”). The Company and the Offering are more fully described in the documents completed by the Company and approved by the Placement Agent prior to commencement of the Offering and any exhibits, supplements or amendments thereto (collectively, the “Offering Information”). The Company shall prepare, and the Placement Agent shall review and approve the contents within the Offering Information prior to it being distributed to accredited investors, as such term is defined in Rule 501 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”).

1.             Description of Offering and Appointment of Agent.

(a)     Appointment. On the basis of the representations, warranties and covenants herein contained, but subject to the terms and conditions herein set forth, the Placement Agent is hereby appointed as the exclusive Placement Agent of the Company during the Offering Period (as defined herein) for the purpose of assisting the Company in having investors exercise their Warrants on the terms set forth in the Offering. Purchases of the Offering may be made by the Placement Agent and its officers, directors, employees, affiliates and by the officers, directors, employees and affiliates of the Company for the Offering, however, the Placement Agent is under no obligation to purchase any of the Offering.

(b)     Offering Period. The “Offering Period” shall mean that period during which the Offering is open, commencing on the date of the Offering Information and continuing until the closing of the Offering per the Offering Information.

(c)     Acceptance. The Placement Agent hereby accepts such agency and agrees on the terms and conditions herein set forth to use the Placement Agent’s reasonable best efforts during the Offering Period to contact investors to exercise their Warrants.

(d)     Private Placement Offering. The Offering will not be registered under federal securities laws or the securities laws of any state. The Company will rely upon exemptions from registration under federal securities laws and state securities acts (the “State Acts”). With respect to federal securities laws, the Company will rely on one or more exemptions from registration for sales to accredited investors (as defined in Section 2(15) of the Securities Act and Rule 501 promulgated thereunder), including, without limitation, exemptions from registration provided by Sections 3(b), 4(a)(2) and/or 4(a)(6) of the Securities Act, and Rule 506 of Regulation D, promulgated as part of the rules and regulations under the Securities Act (the “Rules and Regulations”). With respect to the State Acts, the Company will not be subject to such acts pursuant to preemption based on Section 18 of the Securities Act or will rely upon limited offering exemptions of certain states approved by the Company. The Company or its counsel shall provide Placement Agent with all applications, forms and documents filed in each jurisdiction where the Offering is to be conducted in an exempt transaction under the State Acts. The Offering shall be at the offering price and upon the terms and conditions set forth in the Offering Information and the tender offer letter, which may be supplemented or amended, which is included in the Offering Information, and on the basis of the representations and warranties therein contained, and subject to the terms and conditions herein set forth.

(e)     Intentionally Omitted.

(f)     Other Covenants. In connection with the Offering, the Company and Placement Agent each agree as follows: (i) the Offering will be offered and sold only to accredited investors pursuant to the registration exemption provided by Sections 3(b), 4(a)(2) and/or 4(a)(6) of the Securities Act and Rule 506 of Regulation D, as and to the extent applicable to the Offering, and will otherwise comply with the applicable laws and regulations of any jurisdictions in which the Offering is made, (ii) the Offering in conformity with the terms hereof will not violate Section 5 of the Securities Act, as currently in effect, and (iii) neither the Company nor Placement Agent has taken, nor will either party take any action which conflicts with the conditions and requirements of, or which would make unavailable with respect to the Offering, the exemptions from registration available pursuant to Rule 506 of Regulation D or Sections 3(b), 4(a)(2) and/or 4(a)(6) of the Securities Act and neither the Company nor Placement Agent knows of any reason why any such exemption would be otherwise unavailable to it.

(g)    Information to be Supplied. The Company will furnish or cause to be furnished to Placement Agent such information as Placement Agent reasonably believes appropriate to its assignment or necessary in connection with its preparation of, review of, or inclusion in, the Offering Information. The Placement Agent will not employ any written material other than the Offering Information, each supplement and amendment thereto.

2.             Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Placement Agent (if any) as follows:

(a)     The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)     The Company has complied or will comply with Sections 3(b), 4(a)(2) and/or 4(a)(6) of the Securities Act, with all of the provisions of the Rules and Regulations promulgated under the Securities Act, specifically including the provisions of Regulation D and Rule 506 thereunder, applicable to it in connection with the Offering, and with all States Acts and regulations applicable to it in connection with the Offering.

(c)     The execution of this Agreement and the employment of the Placement Agent have been duly authorized by the Company and, at the time of its execution and performance, this Agreement shall not constitute or result in any breach or violation (other than any breach or violation which shall have been waived or consented to in writing) of any of the terms, provisions or conditions of, or constitute a default under, any material indenture, mortgage, deed of trust, note, contract, commitment, instrument or document to which it or any of its properties is subject, the Certificate of Incorporation or corresponding documents of the Company, or any order, arbitration award, or judgment, of any court of governmental agency or body having jurisdiction over the Company or any of its activities or properties; and no consent, approval, authorization or order of any court or governmental agency or body is required for the consummation of the transactions contemplated hereby.

(d)     The Common Stock to be issued shall be duly authorized and shall be validly issued, and shall conform to the description thereof contained in the Offering Information.

(e)     The Company has not been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminary or permanently enjoining such person for failing to comply with Section 503 of Regulation D.

(f)     The Company represents and warrants that at all times from the respective dates that the Offering Information will not, as each such document may be supplemented or amended, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)     The Company will furnish Placement Agent, from time to time, with such number of copies of the Offering Information, any exhibits thereto and agreements and documents referred to therein, as Placement Agent may reasonably request.

(h)     The Company will advise Placement Agent promptly of: (A) the occurrence of any event or the existence of any condition known to the Company referred to in Section 2(f) hereof; (B) the receipt by the Company of any communication, stop order or any order from the SEC, any state securities commissioner or any other domestic or foreign securities or financial regulatory authority or self-regulatory organization concerning the Offering; and (C) the commencement of any lawsuit or proceeding to which the Company is a party relating to the Offering. The Company shall make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof as promptly as possible.

(i)     The Company will provide each offeree the opportunity to ask questions of, and receive answers from, the officers and employees of the Company concerning the terms and conditions of the Offering and to obtain any other additional information about the Company to the extent the officers and employees of the Company possess the same or can acquire it without unreasonable effort or expense and it is not otherwise confidential or trade secret information. The Company may require appropriate confidentiality and non-disclosure agreements as it is advised by counsel prior to the disclosure of any information not otherwise contained in the Offering Information.

(j)     The Company is not in default in the performance or observance of any material obligation (A) under its Certificate of Incorporation, or, to its knowledge, any indenture, mortgage, contract, purchase order or other agreement or instrument to which the Company is a party or by which it or any of its property is bound or affected; or (B) with respect to any order, writ, injunction or decree of any court of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there exists no condition, event or act which constitutes, nor which after notice, the lapse of time or both, could constitute a default under any of the foregoing, which in either case would have a material adverse effect on the current business of the Company.

(k)     The Company has full right, power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.

(l)     The authorization, issuance, sale and delivery of the Common Stock will not (1) violate any provision of law or statute or any order of any court or other governmental agency applicable to the Company; or (2) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under its Certificate of Incorporation, or any indenture, mortgage, lease agreement or other material agreement or instrument to which the Company is a party or by which it or any of its property is bound or affected except for violations, conflicts breaches and defaults that would not, individually or in the aggregate, materially and adversely affect the Company, Placement Agent or any investor in the Offering.

(m)     The Company will have prior to the consummation of the Offering all requisite corporate power and authority to issue, sell and deliver the Common Stock and such issuances, sales and deliveries will be duly authorized by all requisite corporate action of the Company and when so issued, sold and delivered the Common Stock will be duly and validly issued and outstanding, valid and binding obligations of the Company, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, claims, encumbrances, restrictions or preemptive or any other similar rights imposed by or through the Company, except as waived prior to the Closing or as disclosed herein and as shall be disclosed in the Offering Information, and the Company shall have paid all taxes, if any, in respect of the issuance thereof. Assuming that the investors meet such suitability standards as are specified by the Company and the Placement Agent, and the representations and warranties of Placement Agent are accurate as to the method of offering, the Offering will be exempt from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder and the state “blue sky” laws and the Common Stock will be issued in compliance with all applicable Federal and state securities laws.

(n)     No permit, consent, approval, authorization, order of, or filing with, any court or governmental authority is required in connection with the execution and delivery by the Company of this Agreement or to consummate the Offering other than any that will be made or obtained prior to the consummation of the Offering, except that the Offering in certain jurisdictions may be subject to the provisions of the securities or “blue sky” laws of such jurisdictions and the federal securities laws and certain filings may be made following the consummation of the Offering.

(o)     There is no action, suit or proceeding before or by any United States court or governmental agency or body, now pending or threatened in writing, against the Company, or any of its properties, which would reasonably be anticipated to result in any material adverse change in the condition (financial or otherwise) or in the earnings, current business, current business plan as described in the Offering Information, properties or assets of the Company and its subsidiaries (a “Material Adverse Effect”).

(p)     The Company has been organized specifically to creatively source the necessary wireless spectrum assets and wireless network technology to construct and operate a nationwide, optimized, purpose-built machine-to-machine (M2M) communications network for the United States. The Company will keep and maintain books and records and accounts which will be in reasonable detail and which will fairly and accurately reflect the activities of the Company in all material respects. Prior to the date of closing, the Company shall not enter into any material transactions or commitments without promptly thereafter notifying the Placement Agent in writing of any such material transaction or commitment.

(q)     The Company, to its knowledge, is not in default under any agreement, lease, license contract or commitment, whether oral or written including, without limitation, agreements with employees and consultants (“Company Agreements”) to which the Company is a party or by which any of its assets are bound, and there is no event known to the Company that, with notice, or lapse of time, or both, would constitute a default by any party to any Company Agreement or give any party the right to terminate or modify any of the same and the Company has not received notice that any party to any Company Agreement intends to cancel or terminate any Company Agreement or to exercise or not to exercise any renewal or extension options under any Company Agreement, except as to any events described in this subparagraph that would not have a Material Adverse Effect.

(r)     The Company, to its knowledge, holds, and is in compliance with, all permits, licenses, registrations and authorizations required by it in connection with the conduct of the business of the Company as currently conducted under all Federal, state and local laws, rules and regulations (the “Permits”), except where the failure to be in compliance has not had, and is not reasonably expected to have, a Material Adverse Effect.

(s)     The consummation of the Offering and the release of the investor funds shall be further subject to any other conditions set forth in the Offering Information.

(t)     The Company will be responsible for and comply with all applicable notification and fee requirements to qualify the Offering for exemption under the state securities or “blue sky” laws of such jurisdiction in which any sales pursuant to the offering may be transacted and as may otherwise be required or as requested by the Placement Agent provided that, in connection therewith, the Company shall not be required to qualify as a foreign corporation.

(u)     No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Issuer in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) or has been involved in any manner which would be a Disqualification Event except for the fact that it occurred before September 23, 2013. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure 506(e), and has furnished to the Placement Agent a copy of any disclosures.

(v)      Other Covered Persons. The Company is not aware of any person (other than any Issuer Covered Person or Placement Agent Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the Offering.

(w)     Notice of Disqualification Events. The Company will promptly notify the Placement Agent in writing of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

(x)     Disclosure. The Company acknowledges that Intuitive Venture Partners, LLC. is a private equity/venture investment bank specializing in growth capital and expansion stage investments in the areas of technology and healthcare. Some of the Members of Intuitive Venture Partners, LLC are registered representatives affiliated with the Placement Agent, and may receive selling commissions as per the terms of this executed Agreement.

3.            Representations and Warranties of the Placement Agent. The Placement Agent represents and warrants to, and agrees with, the Company as follows:

(a)     The Placement Agent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement (i) has been duly authorized, executed and delivered by the Placement Agent, (ii) constitutes a legal, valid and binding obligation of the Placement Agent, and (iii) subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally, is enforceable as to the Placement Agent in accordance with its terms, specific performance hereof being limited by general principles of equity and the enforceability of the indemnification provisions hereof.

(b)     The execution, delivery and performance of this Agreement by the Placement Agent and the consummation by the Placement Agent of the transactions contemplated hereby and by the Offering Information will not conflict with or result in the Placement Agent’s breach or violation of any of the terms or provisions of, or constitute a default in any material respect under, (i) any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Placement Agent is a party or to which the Placement Agent or its property is subject, (ii) the Placement Agent’s charter or its operating agreement or (iii) any statute, judgment, decree, order, rule or regulation applicable to the Placement Agent of any court or governmental agency or body having jurisdiction over the Placement Agent.

(c)     The Placement Agent is, and at all times through the date of the final sale of the Securities shall remain, duly registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended (“Exchange Act”) as a broker-dealer and duly registered as a broker-dealer in those states in which the Placement Agent is required to be so registered in order to carry out the Offering as contemplated by the Offering Information; the Placement Agent is, and at all times through the date of the final sale of a Unit shall remain a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); the Placement Agent will not re-allow discounts or pay commissions or other compensation for participation in the distribution of the Offering in the United States to any broker-dealer which is not a member of FINRA; the Placement Agent shall act as an independent contractor, and nothing herein shall constitute the Placement Agent an employee of the Company.

(d)      In connection with the Offering, the Placement Agent shall conform to and comply with (i) the provisions of the Rules of Fair Practice of FINRA, (ii) applicable provisions of federal law, including without limitation the Securities Act, the Exchange Act and the Rules and Regulations, (iii) anti-money laundering regulations applicable under the USA PATRIOT Act or foreign jurisdictions, and (iv) the State Acts and the rules and regulations thereunder, and counsel for the Company shall make all such filings as are required pursuant to state securities and “blue sky” laws, and shall send to the Placement Agent from time to time copies thereof, during the Offering Period.

(e)      The Placement Agent will use its best efforts to have investors participate in the Offering and will conduct the Offering in compliance with the suitability standards set forth in the Offering Information and with the requirements of Sections 3(b), 4(a)(2) and/or 4(a)(6) of the Securities Act and Rule 506 of Regulation D, as and to the extent applicable to the Offering. Accordingly, at all times through the closing of the Offering Period, the Placement Agent will have:

(i)     not made any untrue statement of a material fact and not omitted to state a material fact required to be stated or necessary to make any statement made not misleading, to the extent any representations are made by the Placement Agent concerning the Offering or matters set forth in the Offering Information other than those set forth in the Offering Information;

(ii)     not offered, offered for sale, or sold the Common Stock by means of: (A) any advertisement, article, notice, or other communication mentioning the Warrants published in any newspaper, magazine or similar medium or broadcast over television or radio; (B) any seminar or meeting, the attendees of which have been invited by any general solicitation or general advertising; or (C) any letter, circular, notice, or other written communication, unless the communication is accompanied or preceded by the Offering Information;

(iii)     prior to exercise of the Warrants, reasonably believed that each subscriber and his or her purchaser representative, if any, met the suitability and other investor standards set forth in the Offering Information and the Blue Sky Letters, and the Placement Agent will have prepared and maintained, for its benefit and the benefit of the Company, file memoranda and other appropriate records substantiating the foregoing;

(iv)     only used sales materials other than the Offering Information which have been approved for use in the Offering by the Company, and refrained from providing any such materials to any offeree unless such materials were accompanied or preceded by the Offering Information;

(v)      provided each offeree, either directly or through the Company, with a copy of the Offering Information;

(vi)     promptly distributed any amendment or supplement to the Offering Information provided to the Placement Agent by the Company under this Agreement to persons who had previously received a copy of the Offering Information from the Placement Agent and who the Placement Agent believed continued to be interested in the Securities and have included such amendment or supplement in all deliveries of the Offering Information made after receipt of any such amendment or supplement; and

(vii)     not made any representations on behalf of the Company other than those contained in the Offering Information, nor shall the Placement Agent have acted as an agent of the Company or for the Company in any other capacity, except as expressly set forth herein.

(f)       No Disqualification Events. The Placement Agent represents that neither it, nor to its knowledge any of its directors, executive officers, general partners, managing members or other officers participating in the Offering (each, a “Placement Agent Covered Person” and, together, “Placement Agent Covered Persons”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(l )(i) to (viii) under the Securities Act (a “Disqualification Event”), or has been involved in any manner which would be a Disqualification Event except for the fact that it occurred before September 23, 2013 except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Company prior to the date hereof.

(g)      Other Covered Persons. The Placement Agent represents that it is not aware of any person (other than any Issuer Covered Person or Placement Agent Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the Offering. Placement Agent will promptly notify the Company of any agreement entered into between such Placement Agent and such person in connection with such sale.

(h)      Notice of Disqualification Events. The Placement Agent will notify the Company promptly in writing of (i) any Disqualification Event relating to any Placement Agent Covered Person not previously disclosed to the Company in accordance with Section 3(a), No Disqualification Events and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Placement Agent Covered Person.

4.            Compensation and Expenses. Placement Agent will receive at the time of Closing and as a condition to Closing from the proceeds of the Offering, a selling commission (the “Selling Commission”) consisting of (i) cash in an amount equal to ten percent (10%) of the gross offering proceeds delivered to the Company by the Placement Agent (the “PA Cash Payment”) and (ii) warrants exercisable for a number of shares of Common Stock with an exercise price per share of $0.01, with such number of warrants determined by dividing the PA Cash Payment by a per share price of $0.38 (the “PA Warrants”). For example, if the PA Cash Payment is $100,000, the number of PA Warrants shall be 263,158 exercisable for 263,158 shares of Common Stock at a per share price of $0.01. The Company will also pay the placement agent a non-accountable expense allowance of $50,000.00(“expense allowance”) upon a close of at least $1,000,000.00.

Placement Agent agrees to exercise the PA Warrants as soon as practicable after their award

5.             Covenants of the Company. The Company covenants and agrees that it will:

(a)      Comply with all requirements imposed upon it by the Securities Act, as now and hereafter amended, by the Rules and Regulations from time to time in force, and by all State Acts, to permit the continuance of the Offering in accordance with the provisions of Sections 3(b), 4(a)(2) and/or 4(a)(6) of the Securities Act and of Rule 506 of Regulation D, as and to the extent applicable to the Offering, and the Offering Information.

(b)     Until the termination of the Offering Period, furnish to the Placement Agent information reasonably necessary to keep the Offering Information fair, accurate and complete in all material respects. If at any time any event occurs as a result of which the Offering Information would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will notify the Placement Agent thereof.

(c)      Prepare, execute and file a Form D (and any and all amendments or supplements thereto) with the SEC in a timely manner and deliver copies thereof to the Placement Agent, together with copies of all forms (including without limitation, Form Ds) and other documents and/or materials filed either before or after the Closing, and comply with Regulation D and the State Acts and make any filings required by the SEC and state securities authorities in a timely manner. The Company, not the Placement Agent, will be responsible for and pay the attorney’s fees and out of pocket expenses related to the filings for registrations of sale or exemption from such qualifications with any state securities commissions and any other regulatory agencies (“Filings Expenses”).

(d)      The Company will make available for inspection by the Placement Agent or its authorized representatives, at the Company’s principal office during normal business hours, any information and documents relating to the business and operations of the Company as the Placement Agent may reasonably request and as are available to the Company or obtainable by it without unreasonable effort or expense.

(e)      The Company will apply the net proceeds from the Offering as set forth in the Offering Information.

6.            Covenants of Placement Agent. The Placement Agent covenants and agrees that it will:

(a)      Comply with all requirements imposed upon it by the Securities Act, as now and hereafter amended, by the Rules and Regulations from time to time in force, and by all State Acts, to permit the continuance of the Offering in accordance with Sections 3(b), 4(a)(2) and/or 4(a)(6) of the Securities Act and of Rule 506 of Regulation D, as and to the extent applicable to the Offering, and to the Offering Information.

(b)      Comply with all applicable rules of FINRA and any other laws, rules and regulations applicable to broker-dealers.

7.           Conditions of Closing. The exercise of the Warrants at the Closing shall be subject to the continuing accuracy of the representations and warranties of the Company and the Placement Agent as of the date hereof and as of the Closing, to the performance by the Company and Placement Agent of their respective obligations hereunder, and to the following conditions:

(a)      The Placement Agent’s obligations as provided herein shall be subject to the accuracy of the representations, warranties and covenants of the Company herein contained as of the date hereof and as of the date of the Closing, and to the performance by the Company of its obligations hereunder to be performed.

(b)      At the Closing, if any, the Company shall:

(1)     Accept subscriptions of qualifying potential purchasers that the Company reasonably believes to be qualified investors under Regulation D and the State Acts in accordance with the Offering Information. Notwithstanding the foregoing, the Company may reject the subscription of any qualifying purchaser if (A) a potential purchaser is a competitor or an affiliate of a competitor of the Company, or (B) the Company deems it prudent and in the best interests of the Company to reject such subscription; provided further, that the acceptance of any subscription by the Company may not be unreasonably withheld.

(2)     Provide for the issuance of contracts representing the licenses, which contracts will be delivered to subscribers as otherwise described in the Offering Information.

(2)     At the Closing, if any, the Placement Agent shall receive from the Company, or give assignment instructions for, all compensation payable to the Placement Agent.

8.            Indemnification.

(a)     The Placement Agent will: (i) indemnify and hold harmless the Company, and its agents and their respective officers, directors, employees, agents, selected dealers and each person, if any, who controls the Company within the meaning of the Act and such agents (each a “Company Indemnitee” or a “Company Party”) against, and pay or reimburse each Company Indemnitee for, any and all losses, claims, damages, liabilities or expenses whatsoever (or Proceedings, joint or several (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals), to which any Company Indemnitee may become subject (a) under the Act or otherwise, in connection with the Offering and (b) which results from (x) any untrue statement or alleged untrue statement of any material fact contained in the Subscription Documents made in reliance upon and in conformity with information contained in the Subscription Documents relating to the Placement Agent, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in either case, if made or omitted in reliance upon and in conformity with written information furnished to the Company by the Placement Agent, specifically for use in the preparation thereof or (y) any violations by the Placement Agent of the Act or state securities laws which does not result from a violation thereof by the Company Indemnitees or any of their respective affiliates, and (ii) reimburse each Company Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, action, proceeding or investigation; provided, however, in no event (except in the event of gross negligence or willful misconduct by the Placement Agent to the extent and only to the extent if found in a final judgment by a court of competent jurisdiction) shall the Placement Agent’s indemnification obligation hereunder exceed the amount of Broker Cash Fees actually received by the Placement Agent.

If for any reason, the foregoing indemnification is unavailable to any Company Indemnified Persons, then each Agent Party shall contribute to the amount paid or payable by any such Company Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of such Agent Party to other Agent Parties and any Company Indemnified Person.

(b)     Promptly after a Company Indemnified Person receives notice of the commencement of any action, claim, proceeding or investigation (“Action”), such Company Indemnified Person, if a claim in respect thereof is to be made against an Agent Party under this Section 8(a), will notify such Agent Party of the commencement thereof. The omission to so notify such Agent Party will relieve such Agent Party from any liability which it may have to any Company Indemnified Person under this Section 8(a) if the Agent Party has been prejudiced in asserting, or shall have lost the right to assert, a legal defense by reason of such omission. Such Agent Party will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof subject to the provisions herein stated, with counsel reasonably satisfactory to the Company Indemnified Person. The Company Indemnified Person will have the right to employ separate counsel in any such Action and to participate in the defense thereof but the fees and expenses of such counsel will be at the expense of the Company Indemnified Person if the Agent Party has assumed the defense of the Action with counsel reasonably satisfactory to the Company Indemnified Person. No settlement of any Action against a Company Indemnified Person for which indemnification from an Agent Party is sought will be made without the consent of such Agent Party.

(c)     The Company agrees to indemnify and hold the Placement Agent, and the directors, officers, employees, agents, attorneys, shareholders and control persons (as defined under federal and state securities laws) of the Placement Agent, and its heirs, personal representatives and assigns of each of the foregoing (collectively, the “Agent Indemnified Persons”) harmless from and against any Damages to which the Agent Indemnified Persons may become subject, under the Securities Act or otherwise, insofar as such Damages arise out of or relate to: (i) any material breach of any representation, warranty, agreement or covenant under this Agreement by the Company,, regardless of whether such losses, claims, damages, liabilities or expenses from any claim by any Agent Indemnified Person or by any third party (ii) any untrue statement or alleged untrue statement of any material fact contained in the Offering Information, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Offering Information in reliance upon and in conformity with information furnished to the Placement Agent by the Company (iii) any statement made in a writing by the Company containing an untrue statement or alleged untrue statement of any material fact or the omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading, and/or (iv) any amount paid in settlement of any litigation, commenced or threatened, or of any claim based upon any of the matters under (i) through (iii) (including, but not limited to, expenses reasonably incurred in investigating, preparing or defending against any such litigation or claim) if such settlement is effected without the written consent of the Agent Indemnified Persons; provided, however, that the Company shall not be liable to any Agent Indemnified Person to the extent that any Damages, or any actions in respect thereof, arise out of or are based upon an untrue statement of material fact or omission of material fact made in the Offering Information in reliance upon and in conformity with information furnished to the Company by or on behalf of the Agent Indemnified Person. The foregoing indemnity agreements will be in addition to any liability the Company may otherwise have.

If for any reason, the foregoing indemnification is unavailable to any Agent Indemnified Persons, then the Company shall contribute to the amount paid or payable by any such Agent Indemnified Persons as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Company and any Agent Indemnified Person.

(d)     Promptly after an Agent Indemnified Person receives notice of the commencement of any Action, such Agent Indemnified Person, if a claim in respect thereof is to be made against the Company under this Section 8(a), will notify the Company of the commencement thereof. The omission to so notify the Company will relieve the Company from any liability which it may have to any Agent Indemnified Person under this Section 8(a) if the Company has been prejudiced in asserting, or shall have lost the right to assert, a legal defense by reason of such omission. The Company will be entitled to participate in, and, to the extent that they may wish, to assume the defense thereof subject to the provisions herein stated, with counsel reasonably satisfactory to such Agent Indemnified Person. The Agent Indemnified Person will have the right to employ separate counsel in any such Action and to participate in the defense thereof but the fees and expenses of such counsel will be at the expense of the Agent Indemnified Person if the Company has assumed the defense of the Action with counsel reasonably satisfactory to the Agent Indemnified Person. No settlement of any Action against an Agent Indemnified Person for which indemnification from the Company is sought will be made without the consent of the Company.

(e)      Contribution. To provide for just and equitable contribution, if: (i) an indemnified party makes a claim for indemnification pursuant to Section 8(a) hereof and it is finally determined, by a judgment, order or decree not subject to further appeal that such claims for indemnification may not be enforced, even though this Agreement expressly provides for indemnification in such case; or (ii) any indemnified or indemnifying party seeks contribution under the Act, the Exchange Act, or otherwise, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Placement Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Placement Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by the Company bear to the total Placement Agent Fees received by the Placement Agent. The relative fault, in the case of an untrue statement, alleged untrue statement, omission or alleged omission will be determined by, among other things, whether such statement, alleged statement, omission or alleged omission relates to information supplied by the Company or by the Placement Agent, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, alleged statement, omission or alleged omission. The Company and the Placement Agent agree that it would be unjust and inequitable if the respective obligations of the Company and the Placement Agent for contribution were determined by pro rata allocation of the aggregate losses, liabilities, claims, damages and expenses or by any other method or allocation that does not reflect the equitable considerations referred to in this Section 8(b). No person guilty of a fraudulent misrepresentation (within the meaning of Section 10(f) of the Act) will be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 8(b), each person, if any, who controls the Placement Agent within the meaning of the Act will have the same rights to contribution as the Placement Agent, and each person, if any, who controls the Company within the meaning of the Act will have the same rights to contribution as the Company, subject in each case to the provisions of this Section 8(b). Anything in this Section 8(b) to the contrary notwithstanding, no party will be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 8(b) is intended to supersede, to the extent permitted by law, any right to contribution under the Act, the Exchange Act or otherwise available.

9.            Representations, Indemnities and Agreements to Survive Sale and Payment. The respective representations, indemnities, warranties, covenants and other agreements of the Company and the Placement Agent set forth in or made pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation made by or on behalf of the Placement Agent, the Company, any Agent Indemnified Person or Company Indemnified Person, and shall survive closing, delivery of, and payment for the exercise of the Warrants.

10.         Termination of Agreement. Notwithstanding any of the terms and provisions hereof, this Agreement may be terminated by the Placement Agent based on a material breach of this Agreement by the Company. The Placement Agent shall give fifteen (15) days’ prior written notice to the Company of such material breach, and the Company shall have fifteen (15) days to cure such material breach before the Placement Agent may terminate the Agreement. In the event the Placement Agent reasonably determines that it is unsatisfied with the results of its due diligence investigation, notwithstanding its best efforts to complete the Offering, the Placement Agent may terminate this Agreement upon written notice to the Company.

In the event of any termination of this Agreement or the expiration of the Offering Period, the Placement Agent shall be entitled to any fees and compensation to which it was entitled under Section 4 as of the date of termination or expiration.

The Company may terminate this agreement for convenience by providing ten (10) days’ written notice to the Placement Agent. Upon the Company terminating for convenience, the Placement Agent shall be entitled to any fees and compensation that it was entitled to receive under Section 4 hereof as of the date of termination and for the three month period following termination for investments made in the Company by those investors sourced by the Placement Agent.

Additionally, Sections 8, 9, 10, 11, 12 and 13 shall survive any termination of this Agreement and shall survive closing, delivery of, and payment for the exercise of the Warrants.

11.         Notices. All notices, requests, demands or other communications with respect to this Agreement shall be in writing and shall be personally delivered or mailed, postage prepaid, by certified mail, or delivered by facsimile or in pdf format via electronic mail (“e-mail”) or a nationally recognized express courier service, charges prepaid, to the Company or Placement Agent at the addresses set forth in this Agreement (or such other addresses as the parties may specify from time to time in accordance with this section). Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received, on the earliest of: (i) the day personally delivered, including by facsimile or e-mail, with confirmation receipt of such delivery, (ii) the third day following the date mailed, or (iii) twenty-four hours after shipment by such express courier service.

12.          Miscellaneous Provisions.

(a)     Governing Law. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the state of New York, applicable to contracts to be wholly performed within said state.

(b)     Severability. If any portion of this Agreement shall be held invalid or inoperative, then, so far as is reasonable and possible (i) the remainder of this Agreement shall be considered valid and operative, and (ii) effect shall be given to the intent manifested by the portion held invalid or inoperative.

(c)     Modification or Amendment. This Agreement may not be modified or amended except by written agreement executed by the parties hereto.

(d)     Number and Gender of Words. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural, and conversely.

(e)     Other Instruments; Counterparts. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effect and carry out the terms of this Agreement. This Agreement may be executed by facsimile signatures or signatures delivered in pdf format via e-mail, and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

(f)     No Partnership. The Placement Agent is not a principal of or a partner with, or does not control in any way, the Company or its employees, except in such relationships disclosed in the Offering Information, subscription documents, or other offering materials.

(g)    Limitation on Services. The Placement Agent shall not be obligated to provide advice or perform services to the Company that are not specifically addressed in this Agreement. The Company hereby acknowledges that the Placement Agent is not a fiduciary of the Company and that the Placement Agent makes no representations or warranties regarding the Company’s ability to secure financing, whether now or in the future. The obligations of the Placement Agent described in this Agreement consist solely of commercially reasonable best efforts services to the Company, and in no event shall the Placement Agent be required to act as the agent of the Company or to provide legal or accounting services. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by the Placement Agent hereunder, shall be those of the Company or such affiliates, and the Placement Agent shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

(h)     Announcements. Before the Company releases any information referring to the Placement Agent’s role under this Offering or uses Placement Agent’s name in a manner which may result in public dissemination thereof, the Company shall furnish drafts of all documents or prepared oral statements to Placement Agent for comments, and shall not release any information relating thereto without the prior written consent of the Placement Agent. Nothing herein shall prevent the Company from releasing any information to the extent that such release is required by law, rule or regulation. The Company agrees that, following the completion of the Offering, the Placement Agent shall have the right to place “tombstone” style advertisements describing its services to the Company hereunder (i) in financial and other newspapers and journals, provided that Placement Agent will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld or (ii) on the Placement Agent’s website or in other marketing materials of the Placement Agent, at the Placement Agent’s cost, without further approval required by the Company provided such advertisements are not false or misleading.

(i)     Assignment. The Placement Agent may assign this Agreement to another company or firm under its common control. Otherwise, this Agreement shall not be assignable by any party to this Agreement without the express prior written consent of the other party to the Agreement, and in the event of an attempted assignment by one party to this Agreement without such consent, such attempted assignment shall be void and without effect.

(j)     Parties. This Agreement shall be binding upon and inure solely to the benefit of the patties hereto, their respective successors and any permitted assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained. No investor that exercises the Warrants shall be construed a successor, representative or assignee by reason of such purchase.

(k)     Entire Agreement. This Agreement contains the entire understanding between the patties and supersedes any prior understandings or written or oral agreements between them respecting the subject matter hereof.

(l)     Dispute Resolution; Attorneys’ Fees. In the event any dispute arises over the interpretation of this Agreement or any party’s performance hereunder, the parties agree to first attempt to resolve such dispute in good faith through the use of a private mediator. The parties shall jointly select such mediator and shall be equally liable to share the costs of such mediator. The mediation shall take place as soon as reasonably practical, at such time and place as mutually agreed upon by the parties. Absent mutual agreement as to location, the place for the mediation shall be determined by the mediator and shall be within ten (10) miles of either party’s main offices at the time of the mediation. Alternatively, the parties may avail themselves of any alternative dispute resolution procedures provided by FINRA.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

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If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Agreement shall constitute a binding agreement between the Placement Agent and the Company.

GP NURMENKARI, INC.

By: ____________________________

Name: __________________________

Title: Qualified Agent of GP Nurmenkari, Inc

Address for notice:

22 Elizabeth Street

SONO Square

STE 1J

Norwalk, CT 06854

ACCEPTED AND AGREED TO:

By:

Name:     J. Barclay Knapp

Title:      CEO and Co-Founder

Address for notice:

Iota Communications, Inc.

540 Union Square

New Hope, PA 18938

Attn: Legal Department